Exhibit 99.1

Axcella Therapeutics Promotes Margaret Koziel, M.D., to Chief Medical Officer

Cambridge, Mass., December 6, 2021 – Axcella Therapeutics (Nasdaq: AXLA), a clinical-stage biotechnology company pioneering a new approach to treat complex diseases using multi-targeted endogenous metabolic modulator (EMM) compositions, today announced that Margaret Koziel, M.D., has been promoted to the role of Chief Medical Officer and added as a member of the company’s executive team. Dr. Koziel, who previously served as Vice President, Clinical Development, joined Axcella in 2019, bringing a wealth of leadership experience within both biopharma and academia.

“Margaret joined Axcella at a pivotal stage in the company’s evolution and has been a key contributor and leader since Day 1, helping to bring multiple clinical studies to a successful conclusion, contributing to our multi-national regulatory engagements and rapidly advancing our lead candidates into later-stage development,” said Bill Hinshaw, President and Chief Executive Officer of Axcella. “We look forward to benefitting from her continued wisdom and guidance as we advance AXA1125 and AXA1665 in three Phase 2 trials with the ultimate aim of treating patients with a range of complex diseases and conditions.”

As Chief Medical Officer, Dr. Koziel will lead Axcella’s clinical development and regulatory affairs efforts. Before joining the company, she held positions of increasing responsibility at Kaleido Biosciences, Vertex Pharmaceuticals, and the Novartis Institute for Biomedical Sciences, working across the full spectrum of clinical development, from target selection through Phase 4 trials. Dr. Koziel has also served as a Professor and Assistant Vice Provost for Clinical Research at the University of Massachusetts Medical School, staff physician at the Beth Israel Deaconess Medical Center and Associate Professor of Medicine at Harvard Medical School. Dr. Koziel has published nearly 90 papers in journals such as the New England Journal of Medicine and The Journal of Clinical Investigation. She obtained her B.A. and M.D. from Dartmouth and her postgraduate medical training at New England Deaconess Hospital and Massachusetts General Hospital, affiliates of Harvard Medical School.

“I am honored and excited by the opportunity to continue working alongside our strong team at Axcella as we seek to bring forward much-needed treatments for conditions like Long COVID, non-alcoholic steatohepatitis (NASH) and overt hepatic encephalopathy (OHE),” said Dr. Koziel. “With compelling data to date, a therapeutic approach that resonates with physicians, and a platform that can be rapidly applied to a number of additional areas, we have a strong foundation in place.”

About Axcella Therapeutics (Nasdaq: AXLA)

Axcella is a clinical-stage biotechnology company pioneering a new approach to treat complex diseases using endogenous metabolic modulator (EMM) compositions. The company’s product candidates are comprised of EMMs and derivatives that are engineered in distinct combinations and ratios to restore cellular homeostasis in multiple key biological pathways and improve cellular energetic efficiency. Axcella’s pipeline includes lead therapeutic candidates in Phase 2 development for the reduction in risk of overt hepatic encephalopathy (OHE) recurrence, the treatment of Long COVID, and the treatment of non-alcoholic steatohepatitis (NASH). The company’s unique model allows for the evaluation of its EMM compositions through non-IND clinical studies or IND clinical trials. For more information, please visit www.axcellatx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the company’s ability to apply its platform to additional areas and treat patients with a range of complex diseases and conditions. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the potential impact of COVID-19 on the company’s ability to conduct and complete its ongoing or planned clinical studies and clinical trials in a timely manner or at all due to patient or principal investigator recruitment or availability challenges, clinical trial site shutdowns or other interruptions and potential limitations on the quality, completeness and interpretability of data the company is able to collect in its clinical trials of AXA1665 and AXA1125, other potential impacts on the company’s business and financial results, including with respect to its ability to raise additional capital and operational disruptions or delays, changes in law, regulations, or interpretations and enforcement of regulatory guidance, whether data readouts support the company’s clinical trial plans and timing, clinical trial design and target indications for AXA1665 and AXA1125, the clinical development and safety profile of AXA1665 and AXA1125 and their therapeutic potential, whether and when, if at all, the company’s product candidates will receive approval from the FDA or other comparable regulatory authorities, potential competition from other biopharma companies in the company’s target indications, and other risks identified in the company’s SEC filings, including Axcella’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC. The company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Axcella disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent the company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. The company explicitly disclaims any obligation to update any forward-looking statements.

Company Contact

Jason Fredette

jfredette@axcellatx.com

(857) 320-2236